Exhibit 3.1

FLORIDA DEPARTMENT OF STATE
Division of Corporations

August 13, 2012

NUVEL HOLDINGS, INC.
315 UNIVERSITY AVENUE
LOS GATOS, CA 95030US

Re: Document Number P09000085955

The Articles of Amendment to the Articles of Incorporation of NUVEL HOLDINGS, INC., a Florida corporation, were filed on August 10, 2012.

This document was electronically received and filed under FAX audit number H12000202347.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Sylvia Gilbert
Regulatory Specialist II
Division of Corporations

Letter Number: 912A00020810

P.O BOX 6327 – Tallahassee, Florida 32314

Articles of Amendment
to
Articles of Incorporation
of

NUVEL HOLDINGS, INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

P09000085955

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

N/A *The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."*

B. Enter new principal office address, if applicable: N/A
(Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent: N/A

New Registered Office Address: ______________________
(Florida street address)

______________________, Florida__________
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

____
Signature of New Registered Agent, if changing

Page 1 of 3

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:
(Attach additional sheets, if necessary)

Title	Name	Address	Type of Action
N/A			☐ Add ☐ Remove
			☐ Add ☐ Remove
			☐ Add ☐ Remove

E. **If amending or adding additional Articles, enter change(s) here:**
(attach additional sheets, if necessary). (Be specific)

N/A

F. **If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:**
(if not applicable, indicate N/A)

see attached

Page 2 of 3

The date of each amendment(s) adoption: August 9, 2012
(date of adoption is required)

Effective date if applicable: ______________________
(no more than 90 days after amendment file date)

Adoption of Amendment(s) **(CHECK ONE)**

☑ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________________."
(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated August 9, 2012

Signature ______________________________
(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Jay Elliot
(Typed or printed name of person signing)

CEO, President
(Title of person signing)

Page 3 of 3

DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES A PREFERRED STOCK
OF
NUVEL HOLDINGS, INC.

The Articles of Incorporation of NUVEL HOLDINGS, INC., a Florida corporation (the "Company"), provide that the Company is authorized to issue 15,000,000 shares of preferred stock with a par value of $.001 per share. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation and Section 607.0602 of the Florida Statutes, the Board of Directors has adopted resolutions establishing a series of the authorized preferred stock of the Company with par value of $.001 per share, which series shall be designated as “Series A Preferred Stock” and which will consist of 7,150,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1.           Definitions.  For the purposes hereof, the following definitions shall apply:

1.1         “Available Funds and Assets” has the meaning set forth in Section 3 hereof.

1.2         “Board” means the Board of Directors of the Company.

1.3         “Certificate” means this Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

1.4         “Common Stock" means the Company's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

1.5         “Company” means Nuvel Holdings, Inc., formerly known as Harmony Metals, Inc., a Florida corporation.

1.6         “Conversion Price” shall mean $0.70 per share.

1.7         “Original Issue Date” means the date on which the first share of Series A Preferred is issued by the Company.

1.8         “Original Purchase Price” shall mean $0.70 per share.

1.9         “Securities Act” means the Securities Act of 1933, as amended.

1.10       “Series A Preferred” means the Series A Preferred Stock of the Company.

1.11       “Subscription Agreement” means the subscription agreement between the Company and each holder of shares of Series A Preferred.

1.12       “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

1.13       “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question:  the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the NYSE Euronext.

1.14       “VWAP” shall mean the volume weighted average price of the Common Stock during any trading day as reported by or based on information provided by Bloomberg LP or other reputable reporting service reasonably acceptable to the Company.

1.15       “Warrant” shall mean a warrant to purchase 50% of the number of shares of Common Stock issuable upon the conversion of the Series A Preferred, substantially in the form of the common stock purchase warrant annexed to the Subscription Agreement as Exhibit B.

2.           Dividends and Distributions.  The holders of the Series A Preferred shall be entitled to cumulative dividends in preference to any dividends on the Common Stock at the rate of 8% of the Original Purchase Price per annum compounded daily. Dividends shall begin to accrue on the date of issuance of the Series A Preferred Stock and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable upon the first anniversary from the issuance of the Series A Preferred and semi-annually thereafter in arrears.   If a dividend date is not a business day, then the dividend shall be due and payable on the business day immediately following such dividend date.  Dividends shall be payable in cash upon the first anniversary of the issuance of Series A Preferred and thereafter shall be payable in shares of Common Stock ("Dividend Shares") or, at the option of the Company, in cash, provided that the dividends which accrued during any period shall be payable in cash.  Dividends paid in Dividend Shares shall be paid in a number of fully paid and nonassessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the amount of interest payable divided by the average of VWAP for each day during the period commencing twenty (20) days preceding but not including the Dividend Date.  If the Company defaults on its obligations to pay dividends as set forth herein and fails to cure such default within five (5) business days of its occurence, the rate of the dividends of the Series A Preferred shall increase to 18% retroactive to the Original Issuance Date. In no event shall any dividends to be paid under the Series A Preferred exceed 20% or the maximum rate permitted by law.

3            Liquidation Rights.  In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to the Company’s stockholders in the following manner:

3.1           Series A Preferred.  First, the holders of Series A Preferred shall be entitled to receive, prior and in preference to the holders of Common Stock, an amount per share of Series A Preferred equal the sum of (i) two (2) times the Original Purchase Price and (ii) any declared and unpaid dividends, which shall be paid in cash (the “Series A Liquidation Preference”).  If the Available Funds and Assets distributed to the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the Available Funds and Assets shall be distributed to the holders of the Series A Preferred pro rata based upon the number of shares of Series A Preferred held by each holder.

3.2           Common Stock.  Finally, the Available Funds and Assets, if any, remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred of their full preferential amounts, in accordance with Section 3.1, shall be distributed among the holders of Common Stock on a per share basis.

3.3           Deemed Liquidations.  The sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding-up of the Company as those terms are used in this Section 3.  Holders of shares of Series A Preferred shall be given notice of any of the transactions set forth in this Section 3.3 no later than the earlier of (x) ten (10) calendar days prior to the stockholders’ meeting called to approve the transaction and (y) ten (10) calendar days prior to the closing of the transaction.

3.4           Non-Cash Consideration.  If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution or winding-up of the Company are other than cash, then the value of the non-cash assets shall be deemed to be the fair market value of such assets as determined by the Board and reasonably acceptable to the holders of a majority of the outstanding shares of Series A Preferred (the “Majority Holders”), except that any securities to be distributed to stockholders in a liquidation, dissolution or winding-up of the Company shall be valued as follows:

(a)     if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on the exchange or system during the thirty (30) calendar day period ending three (3) days prior to the distribution;

(b)     if the securities are then traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices during the thirty (30) calendar day period ending three (3) days prior to the distribution; and

(c)     if there is no active public market, then the value shall be the fair market value thereof, as determined by the Board and reasonably acceptable to the Majority Holders.

4.            Voting Rights.

4.1          Common Stock.  Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each whole share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

4.2          Series A Preferred.  Each holder of shares of Series A Preferred shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series A Preferred could be converted pursuant to the provisions of Section 5.1 on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

4.3          General.  Subject to the other provisions of this Certificate, each holder of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise provided in this Certificate and applicable law, the holders of Series A Preferred and the holders of Common Stock shall vote together and not as separate classes.

5.           Conversion.

5.1          Mandatory Conversion.

(a)           Requirements. The outstanding shares of Series A Preferred shall be converted automatically into fully-paid and non-assessable shares of Common Stock at the rate which is calculated by dividing the Originial Purchase Price by the Conversion Price (the “Conversion Rate”) if during 20 consecutive trading days (i) VWAP of Common Stock is at least $1.20, and (ii) trading volume is at least $150,000  (the “Mandatory Conversion”).  Nothwithstanding anything to the contrary set forth herein, any unconverted shares of Series A Preferred shall automatically convert into Common Stock at the Conversion Price on the third anniversary of the Original Issue Date.

(b)           Procedures.  Upon the occurrence of the event specified in Section 5.1(a) above, the outstanding shares of Series A Preferred shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock unless the certificates evidencing the shares of Series A Preferred are delivered to the Company as provided below, or the holder notifies the Company that the certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates.  Upon the occurrence of the Mandatory Conversion, the holders of Series A Preferred shall surrender the certificates representing the shares at the office of the Company.  Thereupon, there shall be issued and delivered to the holder promptly at the office and in its name as shown on the surrendered certificates, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which the Mandatory Conversion occurred.

5.2           Optional Conversion.

(a)           Requirements. At the option of the holder thereof, the outstanding shares of Series A Preferred shall be convertible into shares of Common Stock at the Conversion Rate within thirty six (36) months after the Original Issue Date.

(b)           Procedures. Each holder of shares who elects to convert such shares pursuant to Section 5.2(a) above shall surrender its certificate(s) for such shares, duly endorsed, at the office of the Company, and shall give written notice to the Company at that office that the holder elects to convert the same and shall state therein the number of shares of Series A Preferred being converted (a “Notice of Conversion”).  Upon receipt of a Notice of Conversion, the Company shall promptly issue and deliver at that office to the holder a certificate(s) for the number of shares of Common Stock which the holder is entitled to receive upon the conversion and the Warrant.  The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate(s) representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder of the shares of Common Stock on that date.

5.3           Restrictive Legend.  Certificates evidencing shares of Common Stock and the Warrant issued upon the Mandatory Conversion shall be issued with a restrictive legend indicating that such securities were issued in a transaction which is exempt from registration under the Securities Act, and that they cannot be transferred unless (i) they have been registered under the Securities Act, (ii) an exemption from registration is available in the opinion of counsel to the Company or (iii) there is submitted to the Company such other evidence as may be satisfactory to the Company to the effect that any such transfer shall be in compliance with the Securities Act and applicable state securities law.

6.           Adjustments.

6.1           Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.  If at any time or from time to time the outstanding shares of Common Stock shall be (i) subdivided by stock split, stock dividend or otherwise into a greater number of shares, or (ii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then the Conversion Rate shall simultaneously be proportionately increased or decreased, as the case may be, such that the holders of the Series A Preferred shall thereafter receive upon conversion thereof, the number of shares of Common Stock, they would have received had their Series A Preferred been converted into such shares immediately prior to the taking of the actions described in subsections (i) and (ii) of this Section 6.1.

6.2           Adjustments for Stock Dividends and Other Distributions.  If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 2, then, in each such event, provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred been converted into Common Stock on the date for determining the holders of Common Stock entitled to receive the dividend or distribution.

6.3           Adjustment for Merger, Sale, Reclassification, Exchange and Substitution.

(a)           In case the Company after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Price and the number of shares of Common Stock into which the Series A Preferred is convertible so that, upon the basis and the terms and in the manner provided in this Certificate, the holder of Series A Preferred shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Series A Preferred has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Rate in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 6.  Immediately upon the occurrence of a Triggering Event, the Company shall notify the holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Rate.

(b)           The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Series A Preferred as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of Series A Preferred, (A) the obligations of the Company under the Series A Preferred (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under the Series A Preferred) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (a).

(c)           Except as provided in Section 3, upon any liquidation, dissolution or winding up of the Company, if at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each holder of Series A Preferred shall have the right thereafter to have the Series A Preferred converted into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of Series A Preferred could have been converted immediately prior to the recapitalization, reclassification or change.

6.4           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Rate for Series A Preferred, the Company, at its expense, shall compute the adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjustment or readjustment, and shall mail the certificate, by first class mail, postage prepaid, to each affected registered holder of the Series A Preferred at the holder’s address as shown on the Company’s books.

7.           Fractional Shares.  No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock, as applicable to be issued shall be rounded up to the nearest whole share.

8.           Status of Converted Stock.  Upon the conversion or extinguishment of the Series A Preferred, the shares converted or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

9.           Reservation of Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred.

10.           Notices.  Any notice required by the provisions of this Certificate to be given to the holders of shares of the Series A Preferred shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of that holder appearing on the books of the Company.

11.           Restrictions and Limitations.  In addition to any vote required by law, the Company shall not, without the approval, by vote or written consent, of the Majority Holders voting together as a single class:

(a)           Amend this Certificate or otherwise alter or change the rights, preferences or privileges of the Series A Preferred so as to materially and adversely affect the same;

(b)           Increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred.

 [SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 9th day of August, 2012.

/s/ Jay Elliot Name: Jay Elliot Title: Chief Executive Officer, President